FORM 3                                                              OMB APPROVAL
                                                           OMB Number: 3235-0104
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549
          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*

     EVANS     WILLIAM    RAY
    (Last)     (First)  (Middle)
    ------------------------------------
    2, Gansey Mill, Beach Road
    Port St. Mary, Isle of Man, British Isles, IM9 5NE

2.  Date of Event Requiring Statement
    (Month/Day/Year)

     September 09, 2002

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4.  Issuer Name and Ticker or Trading Symbol

    SHEP Technologies Inc. / STLOF
    (Formerly Inside Holdings Inc. / IHLGF)

5.   Relationship of Reporting Person(s) to Issuer
      (Check all applicable)
      [ X ] Director __ 10% Owner
      __    Officer (give title below) __ Other (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)

7.  Individual or Joint/Group Filing (Check Applicable Line)
     [ X ] Form filed by One Reporting Person
     __    Form filed by More than One Reporting Person


Table I - Non-Derivative Securities Beneficially Owned

1.  Title of Security
     (Instr. 4)

    Common Stock, without nominal or par value

2.  Amount of Securities    3. Ownership Form:    4. Nature of Indirect
    Beneficially Owned         Direct (D) or         BeneficialOwnership
     (Instr. 4)                Indirect (I)          (Instr. 5)
                               (Instr. 5)

    3,109,095                       D


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Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security
     (Instr. 4)

     Option under 2002 Equity Incentive Plan

2.  Date Exercisable and Expiration Date  (Month/Day/Year)
     Date Exercisable                  Expiration Date

    October 8, 2002                   October 8, 2008

3.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)
      Title                                      Amount or Number of Shares

     Common Stock, without nominal or par value           100,000

4.  Conversion or Exercise Price of Derivative Security

      $1.00

5.  Ownership Form of Derivative Securities:
     Direct (D) or  Indirect (I) (Instr. 5)

     D

6.  Nature of Indirect Beneficial Ownership  (Instr. 5)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

   /s/ William R. Evans                           December 5, 2002
------------------------------               -----------------------------
**Signature of Reporting Person                        Date

If the form is filed by more than one reporting person, see Instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

http://www.sec.gov/divisions/corpfin/forms/form3.htm
Last update: 09/03/2002